Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation of our report dated December 12, 2012, relating to the financial statements of Albany-Chicago Company LLC as of and for the years ended October 31, 2012 and 2011, which appears in this Current Report on Form 8-K/A of Shiloh Industries, Inc. dated March 12, 2013.

/s/ Baker Tilly Virchow Krause, LLP
Milwaukee, Wisconsin
March 12, 2013